Exhibit 3.3

CERTIFICATE OF FORMATION

OF

CHENIERE ENERGY PARTNERS GP, LLC

The undersigned, being over the age of 18 years and acting as sole organizer of a limited liability company under the Delaware Limited Liability Company Act (the “Act”), does hereby adopt the following Certificate of Formation for Cheniere Energy Partners GP, LLC (the “Company”).

ARTICLE ONE

The name of the limited liability company is Cheniere Energy Partners GP, LLC.

ARTICLE TWO

The address of the initial registered office of the Company in the State of Delaware is c/o 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, and the name of its registered agent for service of process required to be maintained by Section 18-104 of the Act in the state is Corporation Service Company.

ARTICLE THREE

The adoption by the members of the Company of the Limited Liability Company Agreement (“LLC Agreement”) of the Company shall bind all of the members of the Company existing from time to time to the terms and provisions of such LLC Agreement (as such terms and provisions may be restated or amended as provided therein), and the purchase of or subscription for membership interests in the Company shall constitute an agreement by any such member to be so bound, notwithstanding that any such member has not executed a counterpart of such LLC Agreement or of any such restatements of or amendments to such LLC Agreement.

ARTICLE FOUR

The name of the sole organizer is L. M. Wilson and the address of the organizer is Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

IN WITNESS WHEREOF, I have hereunder set my hand this 21st day of November, 2006.

/s/ L. M. Wilson
L. M. Wilson, Organizer